Exhibit 5.1

                           [GP Strategies letterhead]



                                           November 19, 2003

GP Strategies Corporation
777 Westchester Avenue
White Plains, NY 10604

Gentlemen:

         Reference is made to the Registration Statement on Form S-3 of GP Strategies Corporation (the "Company") relating to the registration of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company.

         I am Vice President and General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the above, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement have been authorized and, when issued and paid for in accordance with the warrants held by the selling stockholders as described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

         As of the date hereof, I own 4,980 shares of Common Stock and have options to purchase 48,332 shares of Common Stock.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus included in the Registration Statement.

                                          Very truly yours,


                                          Andrea D. Kantor